Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: Phil Kranz, Dresner Corporate Services at (312) 780-7240
CCA Announces
Second Quarter 2010 Financial Results
Second Quarter EPS of $0.32, or $0.34 Excluding Goodwill Charges
Raising Full-Year 2010 EPS Guidance To a Range of $1.26 to $1.30
Raising Full-Year Adjusted Funds From Operations Per Diluted Share Guidance to a Range of $2.01 to $2.11
NASHVILLE, Tenn. — August 4, 2010 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the second quarter and six months ended June 30, 2010.
Financial Review — Second Quarter 2010 Compared with Second Quarter 2009
•	Earnings Per Diluted Share up 14.3% to $0.32

•	Adjusted Diluted EPS up 13.3% to $0.34
For the second quarter of 2010, CCA generated net income of $36.6 million, or $0.32 per diluted share, compared with net income of $32.6 million, or $0.28 per diluted share, for the second quarter of 2009, a per share increase of 14.3%. Net income adjusted for special items (“Adjusted Diluted EPS”) for the second quarter of 2010 increased to $38.3 million, or $0.34 per diluted share, compared to $35.0 million, or $0.30 per diluted share, during the prior year period, a per share increase of 13.3%. During the second quarter of 2010, we incurred a non-cash charge of $1.7 million for the write-off of goodwill associated with the pending termination of the management contracts for the Gadsden and Hernando facilities. During the same period in the prior year, we incurred a $3.8 million charge for expenses associated with debt refinancing transactions.
Total revenue for the second quarter of 2010 increased 1.6% to $419.4 million from $412.7 million during the prior year period, primarily driven by a 2.0% increase in average daily inmate populations. Management revenue from our federal partners increased 9.4% to $177.5 million generated during the second quarter of 2010, compared with $162.2 million generated during the second quarter of 2009. The increase in federal revenue was primarily driven by the commencement of our new management contract during the third quarter of 2009 with the Federal Bureau of Prisons (“BOP”) at our Adams County Correctional Center. Further, an increase in revenue from the U.S. Marshals Service (“USMS”) was partially offset by a reduction in revenues from Immigration and Customs Enforcement (“ICE”) primarily due to a change in mission at our T. Don Hutto Residential Center that lowered our operating requirements.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Second Quarter 2010 Financial Results

Management revenue from our state partners decreased to $209.1 million during the second quarter of 2010 compared with $216.8 million during the same period in 2009. An increase in revenues from the states of California and Georgia during the second quarter of 2010 was offset by a decline in state revenue due to the decision by the state of Arizona to withdraw its inmates at our Huerfano and Diamondback facilities to take advantage of additional capacity brought on line within the state, combined with the loss of Alaska, Washington and Minnesota inmates at our Red Rock, Saguaro and Prairie facilities.
EBITDA for the second quarter of 2010 increased 9.5% to $105.5 million from $96.3 million during the second quarter of 2009. Adjusted EBITDA for the second quarter of 2010 increased 5.3% to $105.5 million from $100.2 million during the same period in the prior year. The increases in EBITDA and Adjusted EBITDA are primarily due to the increase in total revenue and a reduction in general and administrative expenses attributable to consulting fees incurred in the prior year associated with a company-wide initiative to improve operating efficiencies. Funds From Operations increased to $64.6 million during the second quarter of 2010 from $42.5 million in the prior year quarter. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the second quarter of 2010 increased to $55.4 million compared with $34.6 million during the prior year period. Adjusted Funds From Operations per diluted share increased to $0.49 during the second quarter of 2010 from $0.30 per diluted share in the prior year quarter. The increases in Funds From Operations and Adjusted Funds From Operations were primarily attributable to a $13.7 million decrease in income taxes paid during the second quarter of 2010 due to an overpayment of 2009 estimated income tax payments resulting from significant income tax deductions taken during the fourth quarter of 2009.
Our per share results were also favorably impacted by the purchase of 4.4 million shares of our outstanding stock during the first and second quarters of 2010, at an aggregate cost of $88.6 million, pursuant to a share repurchase program approved by our Board of Directors in February 2010. These shares were repurchased with cash on hand, cash provided by operations and borrowings from our revolving credit facility.
Our total average daily compensated population increased 2.0% to 78,975 in the second quarter of 2010 from 77,408 in the second quarter of 2009. Our total portfolio occupancy decreased to 90.0% during the second quarter of 2010 from 90.5% during the second quarter of 2009. The decline in occupancy is primarily due to the aforementioned change in inmate populations combined with an increase in our capacity. The average number of our available beds increased 2.6% to 87,782 during the second quarter of 2010 from 85,575 during the prior year quarter.
Net income adjusted for special items, EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (“GAAP”). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.
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CCA Second Quarter 2010 Financial Results

As of August 1, 2010, we had approximately 12,700 unoccupied beds at facilities that had availability of 100 or more beds (including beds expected to become vacant at our California City facility at the end of the third quarter of 2010), and an additional 1,072 beds under development. However, this inventory of beds available is reduced to approximately 12,500 beds after taking into consideration the beds committed pursuant to new management contracts, including the beds not yet occupied by California pursuant to our expanded agreement with the state of California, as well as the beds under development at our Nevada Southern facility expected to be completed during the third quarter of 2010.
Commenting on the second quarter financial results, Chief Executive Officer Damon Hininger stated, “We are pleased with our second quarter financial results, as we generated year-over-year earnings per share growth in a difficult business environment. Thus far, none of our state partners has appropriated new funding for prison construction under their fiscal year 2011 budget, which we continue to believe will result in absorption of our available beds, fueling our long-term growth.”
First Six Months of 2010 Compared with First Six Months of 2009
•	Earnings Per Diluted Share up 8.8% to $0.62

•	Adjusted Diluted EPS increased 8.5% to $0.64
For the six months ended June 30, 2010, CCA generated net income of $71.5 million, or $0.62 per diluted share, compared with net income of $67.2 million, or $0.57 per diluted share, for the six months ended June 30, 2009. Excluding the aforementioned special items incurred during the first six months of 2010 and 2009, we generated net income of $73.2 million, or $0.64 per diluted share, compared to $69.6 million, or $0.59 per diluted share, in the first six months of 2009.
Operating income increased to $150.4 million during the first six months of 2010 from $149.9 million during the same period in the prior year. The improvement in our financial results for the six months ended June 30, 2010 resulted from a 2.3% increase in our average daily inmate populations, to 78,750 for the six months ended June 30, 2010 from 76,951 during the six months ended June 30, 2009. Operating expenses for the first six months of 2010 included $4.1 million of bonuses paid to non-management level staff in-lieu of wage increases. The six-month period in 2010 also included the aforementioned goodwill impairment charges of $1.7 million. General and administrative expenses for the second quarter of 2009 included $4.1 million of consulting fees associated with a company-wide initiative to improve operating efficiencies.
Contributing to the improvement in earnings per share for the first six months of 2010 was a share repurchase program, approved by our Board of Directors in February 2010. Through the end of the second quarter of 2010 we purchased 4.4 million shares at a total cost of $88.6 million.
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CCA Second Quarter 2010 Financial Results

Operations Highlights
For the quarters ended June 30, 2010 and 2009, key operating statistics for the continuing operations of CCA were as follows:

	Quarter Ended June 30,
Metric	2010	2009	% Change

Average Available Beds	87,782	85,575	2.6%
Average Compensated Occupancy	90.0%	90.5%	(0.6)%
Total Compensated Man-Days	7,186,723	7,044,159	2.0%
Average Daily Compensated Population	78,975	77,408	2.0%

Revenue per Compensated Man-Day	$58.05	$58.31	(0.4)%
Operating Expense per Compensated Man-Day:
Fixed	30.36	30.37	0.0%
Variable	9.93	10.05	(1.2)%

Total	40.29	40.42	(0.3)%

Operating Margin per Compensated Man-Day	$17.76	$17.89	(0.7)%

Operating Margin	30.6%	30.7%	(0.3)%
Revenue per compensated man-day in the second quarter of 2010 decreased 0.4% to $58.05 from $58.31 in the second quarter of 2009, while operating expenses per compensated man-day decreased 0.3% to $40.29 from $40.42. A change in mission at our T. Don Hutto facility from housing families to female detainees since the end of the second quarter of 2009 contributed to the reductions in both revenue and expenses per compensated man-day, as the per diem and operating requirements are both lower under the revised management contract.
Partnership Development Update
During the second quarter of 2010, we completed the expansion of two 1,524-bed facilities we own in the state of Georgia, by 1,500 beds pursuant to an award by the Georgia Department of Corrections (“GDOC”), at an aggregate cost of approximately $60.0 million. In addition to the guarantee on the existing beds at both facilities, the amended contracts contain a 90% guarantee on the expansion beds. Effective July 1, 2010, we further amended our contract with the GDOC to house up to 2,628 inmates at each facility. The latest increase required no additional capital expenditures. On August 1, 2010, we housed 4,860 inmates from the state of Georgia at these two facilities.
The construction of our new Nevada Southern Detention Center in Pahrump, Nevada, is currently on schedule to be completed on or about September 1, 2010, with the first federal prisoners expected to be received at the facility early in the fourth quarter of 2010. This new facility is expected to house approximately 1,000 federal prisoners under a contract with the Office of Federal Detention Trustee, which provides for a guarantee of up to 750 detainees and includes an initial term of five years with three five-year renewal options.
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CCA Second Quarter 2010 Financial Results

On August 1, 2010, we assumed management of the 985-bed Moore Haven Correctional Facility in Moore Haven, Florida, and successfully transitioned the management of the 1,520-bed Gadsden Correctional Institution in Quincy, Florida to another operator. We also expect to assume management of the 1,884-bed Graceville Correctional Facility in Graceville, Florida at the end of the third quarter of 2010 pursuant to a new management contract. The transition of the management of these facilities, which are owned by the state of Florida, resulted from a re-bid of management contracts at four Florida facilities. Pursuant to this re-bid, we also retained the management contract at the 985-bed Bay Correctional Facility in Panama City, Florida.
Liquidity Update
In February 2010, we announced a stock repurchase program to repurchase up to $250.0 million of our common stock through June 30, 2011. Through July 31, 2010, we have purchased 6.0 million shares at a total cost of $119.5 million. As of July 31, 2010, we had 110.5 million shares outstanding.
At June 30, 2010, our liquidity was provided by cash on hand of $22.7 million and $199.3 million available under our revolving credit facility. We believe we have the ability to fund our capital expenditure requirements, stock repurchase program, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
Guidance
We expect EPS for the third quarter of 2010 to be in the range of $0.31 to $0.33 and fourth quarter EPS to be in the range of $0.31 to $0.33, resulting in full year 2010 EPS to be in the range of $1.26 to $1.30, with full year Adjusted Funds From Operations Per Diluted Share to be in the range of $2.01 to $2.11. Full year per share amounts exclude the aforementioned charges associated with the termination of our management contract at the Gadsden Correctional Institution and the Hernando County Jail.
Our guidance contemplates the loss of inmates from the BOP at our California City facility upon expiration of the contract during the third quarter of 2010. Our partners continue to experience very challenging budgetary conditions, which typically lag the overall economy. Our earnings guidance incorporates our best estimate of the range of potential outcomes related to budget uncertainties and other variables, including the risk of population declines from our partners and the potential for additional pricing pressure. We believe the long-term growth opportunities of our business remain very attractive as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefited the partnership corrections industry.
During 2010, we expect to invest approximately $137.5 million to $157.5 million in capital expenditures, consisting of approximately $91.7 million to $106.7 million in on-going prison construction and expenditures related to potential land acquisitions and $45.8 million to $50.8 million in maintenance and information technology. We also expect an effective income tax rate
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CCA Second Quarter 2010 Financial Results

of approximately 38.0% (excluding the tax effect of the aforementioned goodwill charges), with payments for income taxes expected to approximate $68.6 million to $71.3 million for the full year.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the second quarter of 2010. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investors section.
Management may meet with investors from time to time during the third quarter of 2010. Written materials used in the investor presentations will also be available on our website beginning on or about August 18, 2010. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investors section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) tomorrow, August 5, 2010, to discuss our second quarter 2010 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on August 5, 2010 through 11:59 p.m. eastern time on August 12, 2010, by dialing (888) 203-1112 or (719) 457-0820, pass code 3226450.
About CCA
CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 44 company-owned facilities, with a total design capacity of approximately 89,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks
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CCA Second Quarter 2010 Financial Results

and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA Second Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30,	December 31,
ASSETS	2010	2009

Cash and cash equivalents	$22,740	$45,908
Accounts receivable, net of allowance of $2,172 and $1,563, respectively	265,499	241,185
Deferred tax assets	9,472	11,842
Prepaid expenses and other current assets	26,327	26,254
Current assets of discontinued operations	69	66

Total current assets	324,107	325,255

Property and equipment, net	2,548,883	2,520,503

Restricted cash	6,750	6,747
Investment in direct financing lease	11,512	12,185
Goodwill	11,988	13,672
Other assets	26,442	27,381

Total assets	$2,929,682	$2,905,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$180,544	$193,429
Income taxes payable	471	481
Current liabilities of discontinued operations	718	673

Total current liabilities	181,733	194,583

Long-term debt	1,186,571	1,149,099
Deferred tax liabilities	95,268	88,260
Other liabilities	32,175	31,255

Total liabilities	1,495,747	1,463,197

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 112,123 and 115,962 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	1,121	1,160
Additional paid-in capital	1,403,401	1,483,497
Retained earnings (deficit)	29,413	(42,111)

Total stockholders’ equity	1,433,935	1,442,546

Total liabilities and stockholders’ equity	$2,929,682	$2,905,743

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CCA Second Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
REVENUE:
Management and other	$418,690	$412,246	$832,844	$815,818
Rental	692	447	1,485	1,029

	419,382	412,693	834,329	816,847

EXPENSES:
Operating	294,023	289,283	591,442	574,080
General and administrative	19,867	23,540	38,481	43,311
Depreciation and amortization	27,165	24,948	52,363	49,592
Goodwill impairment	1,684	—	1,684	—

	342,739	337,771	683,970	666,983

OPERATING INCOME	76,643	74,922	150,359	149,864

OTHER EXPENSES (INCOME):
Interest expense, net	17,303	18,661	34,574	36,596
Expenses associated with debt refinancing transactions	—	3,838	—	3,838
Other (income) expenses	(16)	(317)	56	(291)

	17,287	22,182	34,630	40,143

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	59,356	52,740	115,729	109,721

Income tax expense	(22,738)	(20,126)	(44,205)	(41,721)

INCOME FROM CONTINUING OPERATIONS	36,618	32,614	71,524	68,000

Loss from discontinued operations, net of taxes	—	—	—	(789)

NET INCOME	$36,618	$32,614	$71,524	$67,211

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.32	$0.28	$0.63	$0.58
Loss from discontinued operations, net of taxes	—	—	—	(0.01)

Net income	$0.32	$0.28	$0.63	$0.57

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.32	$0.28	$0.62	$0.58
Loss from discontinued operations, net of taxes	—	—	—	(0.01)

Net income	$0.32	$0.28	$0.62	$0.57

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CCA Second Quarter 2010 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net income	$36,618	$32,614	$71,524	$67,211

Special Items:
Goodwill impairment	1,684	—	1,684	—
Expenses associated with debt refinancing transactions	—	3,838	—	3,838
Income tax benefit for special items	—	(1,465)	—	(1,465)

Diluted adjusted net income	$38,302	$34,987	$73,208	$69,584

Weighted average common shares outstanding — basic	112,980	114,661	114,163	117,215
Effect of dilutive securities:
Stock options and warrants	770	847	804	729
Restricted stock—based compensation	123	179	139	164

Weighted average shares and assumed conversions — diluted	113,873	115,687	115,106	118,108

Adjusted Diluted Earnings Per Share	$0.34	$0.30	$0.64	$0.59

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net income	$36,618	$32,614	$71,524	$67,211
Interest expense, net	17,303	18,661	34,574	36,596
Depreciation and amortization	27,165	24,948	52,363	49,592
Income tax expense	22,738	20,126	44,205	41,721
Goodwill impairment	1,684	—	1,684	—
Loss from discontinued operations, net of taxes	—	—	—	789

EBITDA	105,508	96,349	204,350	195,909

Expenses associated with debt refinancing transactions	—	3,838	—	3,838

ADJUSTED EBITDA	$105,508	$100,187	$204,350	$199,747

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CCA Second Quarter 2010 Financial Results

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Net income	$36,618	$32,614	$71,524	$67,211
Income tax expense	22,738	20,126	44,205	41,721
Expenses associated with debt refinancing transactions	—	3,838	—	3,838
Income tax benefit for debt refinancing transactions	—	(1,465)	—	(1,465)
Income taxes paid	(26,935)	(40,594)	(26,987)	(40,839)
Depreciation and amortization	27,165	24,948	52,363	49,592
Depreciation and amortization for discontinued operations	—	—	—	4
Goodwill impairment	1,684	—	1,684	—
Income tax benefit for discontinued operations	—	—	—	(481)
Stock-based compensation reflected in G&A expense	2,273	2,034	4,279	4,359
Amortization of debt costs and other non-cash interest	1,062	953	2,136	1,847

Funds From Operations	$64,605	$42,454	$149,204	$125,787

Maintenance and technology capital expenditures	(9,177)	(7,877)	(14,578)	(18,189)

Adjusted Funds From Operations	$55,428	$34,577	$134,626	$107,598

Funds From Operations Per Diluted Share	$0.57	$0.37	$1.30	$1.07

Adjusted Funds From Operations Per Diluted Share	$0.49	$0.30	$1.17	$0.91

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	Low End	High End
	of Guidance	of Guidance
Net income	$141,736	$147,406
Income tax expense	86,871	90,345
Income taxes paid	(68,582)	(71,325)
Depreciation and amortization	105,883	105,883
Other non-cash items	12,500	13,000

Funds From Operations	$278,408	$285,309
Maintenance and technology capital expenditures	(50,800)	(45,800)

Adjusted Funds From Operations	$227,608	$239,509

Funds From Operations Per Diluted Share	$2.46	$2.52

Adjusted Funds From Operations Per Diluted Share	$2.01	$2.11

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CCA Second Quarter 2010 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Adjusted net income, adjusted diluted earnings per share, EBITDA, Adjusted EBITDA, Funds From Operations or Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including EPS, adjusted diluted EPS, net income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA and Adjusted EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.
The Company may make adjustments to GAAP net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted net income, EBITDA, Adjusted EBITDA, Funds From Operations and Adjusted Funds From Operations, and corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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